As filed with the Securities and Exchange Commission on May 1, 2026

Registration No. 333-284566

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7

to

Form S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN

REAL ESTATE COMPANIES

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

30 Rockefeller Plaza, Suite 2050
New York, New York 10112
(475) 282-0861

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James Condon
30 Rockefeller Plaza, Suite 2050
New York, New York 10112
(475) 282-0861

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Heath D. Linsky
Mary Katherine Rawls
Troutman Pepper Locke LLP
600 Peachtree St., NE, Suite 3000
Atlanta, GA 30308
(404) 885-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

This Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 (Registration No. 333-284566) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES OF COMMON STOCK

In accordance with the undertaking of StratCap Digital Infrastructure REIT, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-284566) initially declared effective February 14, 2025 (as amended and supplemented from time to time, the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 7 to the Registration Statement to deregister $543,288,183 of Class D, Class I, Class S and Class T shares of its common stock that remain unsold under the Registration Statement. Pursuant to this Registration Statement, the Company registered up to $575,000,000 of shares of common stock with up to $500,000,000 of shares intended to be sold in its primary offering and up to $75,000,000 of shares intended to be sold under its distribution reinvestment plan, though the Company reserved the right to reallocate shares between the primary offering and the distribution reinvestment plan. The Company ceased offering shares of common stock registered under this Registration Statement on April 30, 2026, and accepted aggregate gross offering proceeds of approximately $31,711,817, which includes proceeds from shares issued under the distribution reinvestment plan.

By filing this Post-Effective Amendment No. 7 to the Registration Statement, the Company hereby terminates the offering of shares on this Registration Statement and deregisters $543,288,183 of shares of its common stock that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 1, 2026.

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

By:	/s/ James Condon
Name: James Condon
Title: President and Chairman of the Board of Directors

Note: No other person is required to sign this Post-Effective Amendment No. 7 to Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.